Financial Contact:    Patrick Davidson (414) 343-8002
Media Contact:         Kathleen Lawler (414) 343-4587

HARLEY-DAVIDSON, INC. ADDS DIRECTOR
Board Elects NAVTEQ CEO Judson Green

        Milwaukee, Wis., Nov 22, 2004 — Harley-Davidson, Inc. (NYSE: HDI) today announced the election of Judson C. Green to the Company’s Board of Directors, effective Nov. 18, 2004. Green is President and Chief Executive Officer of NAVTEQ Corporation (NYSE: NVT).

        “Judson brings a wealth of experience that will be of tremendous value to Harley-Davidson as the Company pursues its growth goals,” said Harley-Davidson Director Barry K. Allen, Chairman of the Board’s Nominating and Corporate Governance Committee. “We know that shareholders will benefit from his unique insights and we welcome him to the Board.”

        NAVTEQ is the world’s leading developer and supplier of digital map information for navigation systems, including those used in the automotive industry. Prior to assuming the leadership of NAVTEQ in 2000, Green was Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, and also had served as Chief Financial Officer of The Walt Disney Company. He previously worked as a CPA for Arthur Young and Co. Green holds an M.B.A. from the University of Chicago Graduate School of Business and a bachelor’s degree in economics from DePauw University. He serves on the boards of Conservation International and The Field Museum of Chicago, as well as the boards of both his alma maters.

        “Our focus at Harley-Davidson is on delighting customers and delivering total customer experiences,” said Harley-Davidson, Inc. Chairman and Chief Executive Officer Jeffrey L. Bleustein. “Judson’s background makes him exceptionally well-suited to contribute in key ways to this focus.”

        Green’s election by Board action to a term expiring in 2007 expands the Harley-Davidson Board to nine Directors. Other board members are: Allen, Executive Vice President, Operations, Qwest Communications International Inc.; Richard I. Beattie, Chairman, Simpson, Thacher & Bartlett L.L.P.; Bleustein; George H. Conrades, Chairman and Chief Executive Officer, Akamai Technologies, Inc.; Donald A. James, Chairman, Chief Executive Officer and co-founder, Fred Deeley Imports Ltd.; Sara L. Levinson, President, Women’s Group of Rodale, Inc.; George L. Miles, Jr., President and Chief Executive Officer, WQED Multimedia; and James A. Norling, Chairman of the Board of Directors, Chartered Semiconductor Manufacturing Ltd.

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.